EXHIBIT 99(a)(1)(D)

ELECTION FORM

Cysive, Inc.
10780 Parkridge Boulevard, Suite 400
Reston, Virginia 20191

I have received Cysive, Inc.’s Offer to Exchange dated January 24, 2002, as amended (the “Offer”), sent to certain employees holding options to purchase Common Stock of Cysive, Inc. (the “Company” or “Cysive”) granted under its 1994 Plan (as amended, the “Offer to Exchange”). Defined terms not explicitly defined herein but defined in the Offer to Exchange shall have the same definitions as in the Offer to Exchange.

Pursuant to the terms of the Offer, I elect to have one or more Eligible Options held by me, as specified below, cancelled in exchange for a right to receive a Replacement Option, as that term is defined in the Offer to Exchange in accordance with the terms of that Offer. If I have elected to cancel less than all Eligible Options listed by the Company for my convenience in the table below, I have indicated such election by crossing through any such Eligible Option(s) that I do not wish to have cancelled. I hereby agree that, unless I revoke my election before 5:00 p.m. Eastern Time on February 22, 2002 (or a later expiration date if Cysive extends the Offer), my election will be irrevocable, and if accepted by Cysive, such surrendered Eligible Options will be cancelled in their entirety on February 22, 2002 (or a later date if Cysive extends the Offer). I understand that, subject to my continuous employment through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on August 23, 2002 (or a later date if Cysive extends the Offer).

[ ] I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option(s) with exercise prices greater than $5.67 per share but less than $14.01 per share:

Number of Shares

Currently

Option Grant Date	Exercise Price of Option	Subject to Option

I agree to deliver to Cysive the original stock option grant form(s) for such options, upon request. I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option(s) after the date of this election (unless I revoke this election), and that such options will be cancelled as of February 22, 2002 (or a later expiration date if Cysive extends the Offer).

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Cysive (except on an at-will basis). I agree that Cysive has made no representations or warranties to me regarding this Offer or the future pricing of Cysive stock, and that my participation in this Offer is at my own discretion.

I AGREE THAT CYSIVE SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER; PROVIDED, THIS WAIVER SHALL NOT CONSTITUTE A WAIVER OF CYSIVE’S OBLIGATION TO COMPLY WITH THE FEDERAL SECURITIES LAWS IN CONNECTION WITH THE OFFER.

[ ] I DO NOT accept the Offer to exchange options.

_______________________________	Date:__________________________
Optionee Signature

Name:__________________________
(Please print)

CYSIVE HEREBY AGREES AND ACCEPTS THIS ELECTION FORM, AND SUCH ACCEPTANCE SHALL BE BINDING ON CYSIVE’S SUCCESSORS, ASSIGNS AND LEGAL REPRESENTATIVES:

CYSIVE, INC.

By:___________________________	Date:__________________________

Title:__________________________